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                      FIRST AMENDMENT TO RIGHTS AGREEMENT


                 AMENDMENT made and entered into as of the 27th day of April, 1998, by and between Hein-Werner Corporation (the "Company") and Firstar Trust Company (f/k/a First Wisconsin Trust Company) (the "Rights Agent"), under the Rights Agreement, dated as of May 9, 1989, by and between the Company and the Rights Agent (the "Agreement").

                 WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

                 WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined therein) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                 WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger Agreement") and a Stock Option Agreement (the "Stock Option Agreement"), among the Company, Snap-on Incorporated ("Parent") and Snap-on Pace Company, a wholly-owned subsidiary of Parent; and

                 WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement and the Stock Option Agreement are fair to and in the best interests of the Company and its shareholders; and

                 WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Agreement to exempt the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

                 NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

                 A. Section 1(c) of the Agreement is hereby amended by adding the following at the end of such Section:

                 Notwithstanding the foregoing, for purposes of this Agreement, neither Snap-on Incorporated ("Parent") nor Snap-on Pace Company, a wholly-owned subsidiary of Parent (collectively, the "Permitted Purchasers"), shall be deemed to be the Beneficial Owner of or to beneficially own any Common Shares if and so long as (i) that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 27, 1998, among the Company and the Permitted Purchasers, has been fully executed, is in effect and has not been terminated by any party thereto, and (ii) no Permitted Purchaser has acquired any
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                 Common Shares other than pursuant to the terms of the Merger
                 Agreement and/or the Stock Option Agreement (the "Stock Option Agreement"), dated as of April 27, 1998, among the Company and the Permitted Purchasers.

                 B.  The Agreement is hereby further amended to add a new
Section 34 to the Agreement which shall read in its entirety as follows:

                 Section 34. Excluded Transactions. Nothing in this Agreement shall be construed to create or cause a Distribution Date or Shares Acquisition Date or to constitute a Section 11(a)(ii) Event or Section 13 Event or give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under the Agreement solely as a result of or in connection with the execution of the Merger Agreement and/or the Stock Option Agreement or the commencement or consummation of the transactions contemplated by the Merger Agreement and/or the Stock Option Agreement.

                 C. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                 D. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

                 E. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
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                 IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.


Attest:                                    HEIN-WERNER CORPORATION



By: /s/ MAURICE J. MCSWEENEY               By: /s/ JOSEPH L. DINDORF
    -----------------------------              ---------------------------
    Name:  Maurice J. McSweeney                Name:  Joseph L. Dindorf
    Title: Secretary                           Title: President and Chief
                                                      Executive Officer


Attest:                                    FIRSTAR TRUST COMPANY




By: /s/ AMY E. NOBLE                       By: /s/ WILLIAM CARUSO
    -----------------------------              ---------------------------
    Name:  Amy E. Noble                        Name:  William Caruso
    Title: Assistant Secretary                 Title: Assistant Vice President





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                            HEIN-WERNER CORPORATION


                       OFFICER'S CERTIFICATE PURSUANT TO
                       SECTION 27 OF THE RIGHTS AGREEMENT


                 The undersigned, the President and Chief Executive Officer of Hein-Werner Corporation, a Wisconsin corporation (the "Company"), pursuant to
Section 27 of the Rights Agreement, dated as of May 9, 1989 (the "Agreement"), between the Company and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent, does hereby certify on behalf of the Company that the amendment to the Agreement contained in the attached First Amendment to Rights Agreement, dated as of April 27, 1998, is in compliance with the terms of Section 27 of the Agreement.

                 IN WITNESS WHEREOF, the undersigned has set his hand hereunto.

                                              HEIN-WERNER CORPORATION



                                              By: /s/ JOSEPH L. DINDORF
                                                 -----------------------------
                                                  Name:  Joseph L. Dindorf
                                                  Title: President and Chief
                                                         Executive Officer